Exhibit 3.4
CERTIFICATE OF FORMATION
OF
QRE GP, LLC
     This Certificate of Formation, dated September 20, 2010, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
     1. Name. The name of the Company is “QRE GP, LLC”.
     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
Capitol Services, Inc.
615 S. DuPont Highway
Dover, DE 19901
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
Capitol Services, Inc.
615 S. DuPont Highway
Dover, DE 19901
     EXECUTED as of the date written first above.

QRE GP, LLC
By:	/s/ GREGORY S. RODEN
	Name:	Gregory S. Roden
	Title:	Authorized Person